Exhibit 10.23

November 28, 2011

Ms. Susan Gunn

2605 Brown Street

Philadelphia, Pennsylvania 19130

Dear Ms. Gunn;

This will serve to confirm our recent discussion regarding our offer to you to join Gardner Denver, Inc. (the “Company”) as the Vice President, Human Resources reporting directly to me. Your job will be located at our Wayne, Pennsylvania global headquarters. This offer is contingent on successful completion of a pre-employment drug screen with acceptable results. Below please find a summary of the key terms of our offer:

1.	Salary. Your annual base salary will be $325,000.

2.	Executive Annual Bonus Plan. You will be eligible to participate in the Gardner Denver, Inc. Executive Annual Bonus Plan for the performance period beginning January 1, 2012 and ending December 31, 2012. Your target annual bonus for this performance period will be 50% of your base salary. You will not be eligible to participate in this plan for the performance period ending December 31, 2011.

3.	Long Term Cash Bonus Plan (LTCB). You will receive long-term cash bonus awards under the Gardner Denver, Inc. Long-Term Incentive Plan As Amended and Restated. Your target long-term bonus opportunity will be 60% of base salary (with a maximum payout of 120% of base salary). In accordance with the plan, you will be eligible for your first full year of participation in 2012, which is 1/3rd (33%) participation in the awards for the three-year performance period ending December 31, 2012. Furthermore, you will be eligible for two full years of participation in 2013, which is 2/3rds (66%) participation in the awards for the three-year performance period ending December 31, 2013. You will be eligible for full participation in the long-term cash bonus awards made by the Management Development and Compensation Committee of the Board of Directors (the “MDCC” or “Compensation Committee”) for the three-year performance period ending December 31, 2014.

Note that you are not guaranteed a payout under these cash bonus awards. The Compensation Committee annually determines whether the applicable performance criteria have been met.

4.	Equity Incentive Plan. You will be eligible to receive equity grants under the Gardner Denver, Inc. Long-Term Incentive Plan As Amended and Restated. In accordance with the plan, the Compensation Committee, in its sole discretion, will determine the type(s) and amount(s) of your awards. Note that these grants have historically been made each February in the form of restricted stock units and stock options. Restricted stock units typically cliff vest three (3) years after the grant date. Stock option awards vest in three (3) equal annual increments and are exercisable for seven (7) years. The vesting terms of any future awards you receive will be determined by the Compensation Committee in accordance with the plan.

Initial____   Date _____

Gardner Denver, Inc. | 1500 Liberty Ridge Drive - Suite 3000 | Wayne, PA 19087-5667 | Office : 610-249-2000 | Fax : 610-232-0425

5.	Change in Control. You will receive a change in control agreement. The agreement addresses adverse changes that may occur with respect to your terms and conditions of employment, including position, location, compensation and benefits, following a change of control. If, during the 24-month period following a change in control, the Company terminates your employment other than for cause, or you terminate for a good reason (i.e., relating to material changes in position, location, compensation and/or benefits), you will receive payments consistent with the prevailing change in control agreement. Generally, per the current agreement at the time of this offer, you would be entitled to receive:

•	Accrued but unpaid base salary through the date of termination;

•	A severance payment of two (2) times the sum of your base salary and bonus amount;

•	To the extent not included in the executive’s accrued compensation, the Company will pay a pro-rata bonus amount for the year of termination, based on the executives bonus amount; and

•	The Company will pay for the continuation of medical, dental and life insurance benefits for up to two (2) years.

Our form change of control agreement has been publicly filed with the Securities and Exchange Commission. We are happy to send you a copy of this agreement upon request.

6.	Indemnification Agreement. You will receive an indemnification agreement to protect you from potential claims made against you in your capacity as a Company executive.

7.	Special Sign on Bonus. You will receive a one-time sign on bonus in the amount of $150,000 less applicable taxes and withholdings. This payment will be made to you with your regularly scheduled paycheck as soon as practicable after your start date. Should you voluntarily terminate your employment or be involuntarily terminated for cause, including but not limited to a violation of the Gardner Denver Code of Ethics and Business Conduct, within thirty six (36) months of your start date, you will be required to repay 100% of this sign-on bonus, including any applicable taxes paid on your behalf by the Company.

Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Gardner Denver, Inc. Long-Term Incentive Plan As Amended and Restated) or if you are involuntarily terminated without cause, you shall be released of any obligation to repay the sign-on bonus described above.

As additional consideration for the special sign on bonus, you agree that for a period of two (2) years following the termination of your affiliation with the Company for any reason, you shall not directly or indirectly (i) induce, solicit, request or advise any Customers (as defined below) to patronize any business which competes with any business of the Company or its affiliates for which you have had any management responsibility during your affiliation with Company; or (ii) entice, solicit, request or advise any employee of the Company or any of its affiliates to accept employment (or other affiliation) with any other person, firm or business. As used above, “Customers” means all customers of any business of the Company or its affiliates for which you had contact or management responsibility during your affiliation with the Company.

Initial____   Date _____

Gardner Denver, Inc. | 1500 Liberty Ridge Drive - Suite 3000 | Wayne, PA 19087-5667 | Office : 610-249-2000 | Fax : 610-232-0425

8.	Severance Arrangements. You are entitled to the following severance benefits if you are involuntarily terminated without cause prior to the first anniversary of your start date:

•	Lump sum severance payment equal to one times the sum of your annual base salary and target annual bonus under the Gardner Denver, Inc. Executive Annual Bonus Plan, less applicable withholdings;

•	Lump sum payment equivalent to twelve (12) months of COBRA medical insurance premiums, less applicable withholdings; and

•	Reasonable outplacement services for up to twelve (12) months.

Receipt of the above severance benefits is contingent on your execution of a waiver and release agreement. You are entitled to no severance benefits after the first anniversary of your start date except as otherwise provided in the event of a change of control.

9.	Retirement Plans. As an executive of Gardner Denver, you will be eligible to participate in the Company’s Retirement Savings Plan and Supplemental Excess Defined Contribution Plan.

The Company’s Retirement Savings Plan is a tax-qualified 401(k) retirement savings plan. You will be eligible to contribute from 1% to 100% of compensation tax deferred to this plan up to the IRS limit (2011 = $16,500 pre-tax limit plus $5,500 pre-tax catch-up if age 50 or older). The Company matches the first 3% of employee contributions $1 for each $1 and the second 3% of employee contributions $.50 for each $1. The Company match is contributed in the form of our common stock, but you will have the right to diversify out of Company common stock into other fund alternatives, subject to applicable securities law requirements. You will also receive a non-elective Company contribution equal to 4% of compensation up to the Social Security wage limit (2011 = $106,800) base plus 8% of compensation that exceeds the Social Security wage base up to the IRS limit (2011 = $245,000). All employee and Company matching contributions are fully vested immediately and the non-elective Company contribution becomes fully vested after three (3) years of employment.

In addition to the Retirement Savings Plan, you will be eligible to participate in the Supplemental Excess Defined Contribution Plan. The Supplemental Plan provides you the opportunity to continue to be credited with contributions on a pre-tax basis beyond the IRS limits that apply to the Retirement Savings Plan. The Company matching contributions in this Plan are made at the same rate as in the Retirement Savings Plan described above. You will also receive a non-elective Company contribution equal to 12% of compensation that exceeds the IRS limit (2011 = $245,000). All employee and Company matching contributions are fully vested immediately and the non-elective Company contribution becomes fully vested after three (3) years of employment.

10.	Long-Term Care Insurance Program. The Compensation Committee adopted a Long-Term Care Insurance program in 2004. The Company will pay for your premiums under this program for required ten (10) years as an executive of Gardner Denver as long as you remain an active Company employee. The details of the Long-Term Care benefit will be provided by the insurance broker assigned to assist you with applying for this benefit.

11.	Additional Executive Benefits. You will be eligible for the following benefits: (a) annual tax planning and tax return preparation services by an external financial planning services company,

Initial____   Date _____

Gardner Denver, Inc. | 1500 Liberty Ridge Drive - Suite 3000 | Wayne, PA 19087-5667 | Office : 610-249-2000 | Fax : 610-232-0425

(currently Rubin Brown); (b) estate planning services (every five (5) years); (c) executive retirement planning in connection with your retirement from the Company; (d) required executive physical examinations; (e) executive long-term disability insurance; and (f) participation in the charitable donations matching gifts program that matches your charitable donations up to $2,500 annually.

12.	Health and Welfare Insurance Coverage. You will also be eligible for other benefits coverage including medical, dental, and life insurance and disability. A brief summary of these benefit programs will be provided to you. The Gardner Denver benefits plan coverage year begins on April 1st and ends on March 31st.

13.	Vacation. You will be eligible for four (4) weeks of vacation per year.

14.	Start Date: Your start date will be January 1, 2012 or such other time as we mutually agree upon.

Please acknowledge your acceptance of this offer by signing and dating this letter on the space provided below and returning it to my attention.

Sincerely,

/s/ Barry L. Pennypacker
Barry L. Pennypacker
President & Chief Executive Officer

I have read and accept this offer of employment and agree to the terms and conditions.

ACCEPTED AND AGREED:

/s/ Susan Gunn
Susan Gunn

Date: 11/30/11

Initial____   Date _____

Gardner Denver, Inc. | 1500 Liberty Ridge Drive - Suite 3000 | Wayne, PA 19087-5667 | Office : 610-249-2000 | Fax : 610-232-0425